Exhibit 5

ADC Therapeutics SA Biopôle Route de la Corniche 3 B 1066 Epalinges Switzerland March 15, 2023	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich homburger.ch T +41 43 222 10 00
ADC Therapeutics SA – Registration Statement on Form S-8

Ladies and Gentlemen

We have acted as special Swiss counsel to ADC Therapeutics SA, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the filing of a registration statement on Form S-8 (the Registration Statement), to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof for the purpose of registering under the United States Securities Act of 1933, as amended (the Securities Act), 3,921,355 common shares of the Company, each with a nominal value of CHF 0.08 (the Common Shares). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change.

This opinion is also confined to:

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a)	the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter, agreement or document referred to in any of the Documents (as defined below); and

b)	the documents listed below (collectively, the Documents).

For the purpose of giving this opinion, we have only examined originals or copies of the following documents:

(i)	an electronic copy of the Registration Statement;

(ii)	an electronic copy of the Company's 2019 Equity Incentive Plan, dated December 5, 2019, as amended and restated on February 8, 2023 (the 2019 Equity Incentive Plan);

(iii)	an electronic copy of a written resolution of the board of directors of the Company, dated February 8, 2023, approving, inter alia, the amended and restated 2019 Equity Incentive Plan (the Board Resolution);

(iv)	a certified copy of the notarized articles of association (statuts) of the Company dated November 1, 2022 (the Articles of Association), containing, inter alia, (i) an authorized share capital in the amount of CHF 2,460,268.08 (the Authorized Share Capital), and (ii) a conditional share capital in the amount of CHF 936,000 destined for employee participation (the Conditional Share Capital); and

(v)	a certified excerpt from the Commercial Register of the Canton of Vaud, Switzerland, dated February 17, 2023, relating to the Company (the Excerpt).

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the Documents and their impact on the parties under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

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(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	all documents produced to us in draft form will be executed in the form of the draft submitted to us;

(d)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;

(e)	each party to the Documents is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and/or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of all Common Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of all Common Shares, will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of all Common Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their assets or revenues;

(f)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

(g)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

(h)	the Registration Statement has been filed by the Company;

(i)	the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;

(j)	the Registration Statement, the Excerpt and the Articles of Association are unchanged, correct, complete and up-to-date and in full force and effect as of the date hereof and no changes have been made which should have been or should be reflected in the Registration Statement, the Excerpt or the Articles of Association, as the case may be, as of the date hereof;

(k)	the Board Resolution (i) has been duly resolved in a meeting duly convened and otherwise in the manner set forth therein, (ii) has not been amended, and (iii) is in full force and effect;

(l)	the 2019 Equity Incentive Plan has not been rescinded or amended and is in full force and effect;

(m)	prior to the issuance of any Common Shares, the board of directors of the Company will have duly authorized the issuance of any Common Shares or rights to receive Common Shares and will have validly excluded the pre-emptive rights of the existing shareholders for purposes of the offering of Common Shares under the 2019 Equity Incentive Plan as contemplated in

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the Registration Statement, and such authorization and exclusion will not have been amended and will be in full force and effect until the issuance of all Common Shares;

(n)	any Common Shares issued out of the Authorized Share Capital and/or Conditional Share Capital will be listed on the New York Stock Exchange in accordance with applicable laws and regulations;

(o)	all notices by which a right to receive Common Shares issued out of Authorized Share Capital and/or Conditional Share Capital is exercised will be duly delivered in accordance with Swiss law, the 2019 Equity Incentive Plan and any applicable contractual arrangements;

(p)	to the extent the Company issues Common Shares out of Authorized Share Capital and/or Conditional Share Capital against cash, the performance of the contribution in money shall be made at a banking institution subject to the Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended;

(q)	the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (restitution des versements) and has not undertaken and will not undertake an acquisition in kind (reprise de biens) or intended acquisition in kind (reprise de biens envisagée) without complying with the formal procedure set forth in article 628 of the Swiss Code of Obligations; and

(r)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles of Association, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.

III.	Opinion

Based on the foregoing assumptions and subject to the qualifications set out below, we express the following opinion:

1.	The Company is a corporation (société anonyme) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

2.	The Common Shares that may be issued from the Authorized Share Capital and/or Conditional Share Capital, if and when such Common Shares are issued pursuant to the Articles of Association, the 2019 Equity Incentive Plan, any applicable contractual arrangements and Swiss law, and after the subscription amount for such Common Shares has been paid-in in cash or by way of set-off, and when such Shares have been entered into the Company's book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable.

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IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are admitted to the Zurich bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, our opinion is confined to Swiss law only, based on our independent professional judgment. We have abstained from examining any issues of any other laws.

(b)	The exercise of voting rights and rights related thereto with respect to any Common Shares is only permissible if and when such Common Shares have been validly issued and in any case after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(c)	We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(d)	We express no opinion as to regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being Zurich 1.

[Signature page follows]

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Sincerely yours

Homburger AG

/s/ Daniel Häusermann

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